SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

October 29, 2014

Date of Report (date of earliest event reported)

INTEVAC, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26946	94-3125814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3560 Bassett Street

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 986-9888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 30, 2014 Intevac, Inc. (“Intevac”) announced that James P. Moniz would be joining Intevac on November 3, 2014. Mr. Moniz will be appointed Chief Financial Officer and Secretary on November 12, 2014, succeeding Charles Eddy, who has served as interim Chief Financial Officer since September 19, 2014. A copy of the press release announcing Mr. Moniz’s appointment is filed with this Current Report on Form 8-K as Exhibit 99.1.

Mr. Moniz, 57, brings over 30 years of senior financial management experience to Intevac. Most recently, he was Chief Financial Officer of Nanometrics, Inc., a manufacturer of process control metrology and inspection systems, where he served from 2009 until his retirement in 2011. Mr. Moniz has returned from his retirement to take the Chief Financial Officer position at Intevac. Prior to Nanometrics, Mr. Moniz was the Chief Financial Officer of Photon Dynamics, a publicly-traded manufacturer of test equipment for the LCD flat panel display market. From 2000 until 2008, Mr. Moniz was the Chief Financial Officer of Nextest Systems Corporation, a manufacturer of semiconductor test equipment, which was publicly-traded from 2006 until its 2008 sale to Teradyne, Inc. Prior to Nextest, Mr. Moniz held senior financial management positions at Millennia Vision Corporation, Lockheed Martin Corporation, Loral Corporation and Varian Associates. Mr. Moniz holds an MBA, a BS, Accounting and a BS, Marketing from San Jose State University.

Entry into Offer Letter with James P. Moniz

On October 29, 2014, in connection with the appointment of James Moniz as the Chief Financial Officer and Secretary of Intevac, the Company entered into an offer letter (the “Offer Letter”) with Mr. Moniz (the “Executive”), which sets forth the terms and provisions governing the Executive’s employment with the Company. Mr. Moniz’s employment with the Company is effective November 3, 2014, and it is anticipated that the Board will appoint Mr. Moniz as Chief Financial Officer on November 12, 2014. The following summary is qualified in its entirety by reference to the full text of the Offer Letter, which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Salary. The Offer Letter sets the Executive’s annual base salary at $315,000.

Annual Incentive Bonus. The Offer Letter provides that the Executive will be eligible to receive an annual incentive bonus under the Company’s Senior Executive Incentive Program with a target amount equal to 65% of Executive’s base salary and a maximum annual bonus amount equal to two (2) times the target amount. The actual bonus amount payable to the Executive will be dependent upon the achievement of annual performance objectives established in the discretion of the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”). For the remainder of 2014, $34,125 of the Executive’s annual incentive bonus is guaranteed.

Equity Awards. Pursuant to the terms of the Offer Letter, the Company’s CEO will recommend to the Board that it grant the Executive an option to purchase 50,000 shares of the Company’s common stock (the “Option”) and an award of 25,000 restricted stock units (the “RSUs”), both subject to the terms and conditions set forth in the Company’s equity plan and the applicable standard equity award agreement. The Option will have an exercise price equal to the closing price of the Company’s common stock on the date of grant. Subject to the Executive’s continued service through the applicable vesting date, both the Option and the RSUs will be scheduled to vest over a four-year period.

Health and Welfare Benefits. The Executive will be eligible to participate in the Company’s benefit package.

Entry into Change in Control Agreement with James Moniz

On October 29, 2014, in connection with the appointment of the Executive as the Company’s Chief Financial Officer, the Company entered into a Change in Control Agreement (the “Agreement”) with the Executive. The following summary is qualified in its entirety by reference to the full text of the Agreement which is attached hereto as Exhibit 10.2 and is incorporated by reference.

Change in Control Benefits. If within twelve (12) months following a Change in Control (as such term is defined in the Agreement), the Company terminates the Executive’s employment for a reason other than Cause (as such term is defined in the Agreement) or if the Executive resigns for Good Reason (as such term is defined in the Agreement), the Executive will receive severance from the Company in the amount of twelve (12) months of the Executive’s base salary in effect on the date of the Executive’s termination, payable at the Company’s discretion either in a lump sum or at equal intervals over a period of time not longer than twelve (12) months. In addition, all stock options and restricted stock held by Executive shall have their vesting fully accelerated. The receipt of severance under the Agreement is contingent upon the Executive signing and not revoking a release of claims in favor of the Company.

Excise Tax. In the event that the severance payments and other benefits payable to the Executive constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then such benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Offer Letter with James Moniz

10.2	Change in Control Agreement with James Moniz

99.1	Press Release issued by Intevac, Inc. on October 30, 2014

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEVAC, INC.

Date: October 31, 2014	By:	/s/ CHARLES B. EDDY
Charles B. Eddy
Interim Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter with James Moniz

10.2	Change in Control Agreement with James Moniz

99.1	Press Release issued by Intevac, Inc. on October 30, 2014